Exhibit 10.5

JIVE SOFTWARE

EXECUTIVE EMPLOYMENT AGREEMENT

for

Anthony Zingale

This Executive Employment Agreement (“Agreement”) is effective as of May 3, 2010, by and between Anthony Zingale (“Executive”) and Jive Software (the “Company”).

WHEREAS, Executive is currently serving as the Company’s Interim Chief Executive Officer;

WHEREAS, the Company desires for Executive to serve as the Company’s Chief Executive Officer on a regular, full-time basis, and wishes to provide Executive with certain compensation and benefits in return for Executive’s employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s President and Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Executive shall also serve as a Director on the Company’s Board of Directors (the “Board”). Executive agrees to resign from the Board concurrent with the termination of Executive’s employment with the Company for any reason.

1.2 Duties and Location. Executive shall perform such duties as are required by the Company’s Board, to whom Executive will report. Executive’s primary office location shall be the Company’s Palo Alto office. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus of up to One Hundred Fifty Thousand Dollars ($150,000) (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Compensation Committee of the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Compensation Committee. Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year; any such bonus will be paid prior to March 15 of the following year. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

2.3 Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.

3. Equity.

3.1 Equity Grant. Subject to approval by the Board, Executive shall be granted an option to purchase 2,757,784 shares of Common Stock in the Company at the fair market value on the date of grant (currently $1.75 per share) (the “Option”). The Option shall have a term of seven (7) years from the date of grant. The Option shall be non-transferable, and shall vest over four (4) years, with one-quarter of the shares subject to the Option vesting one year after grant, and 1/16th of the shares subject to the Option vesting each quarter thereafter, conditioned upon Executive’s continuous service as CEO. Executive shall be permitted to early exercise the shares subject to the Option, subject to a right of repurchase by the Company. The Option shall be governed in all respects by the terms of the governing plan documents and option agreement between Executive and the Company.

3.2 Acceleration. If there is a Change of Control (as defined below) effective on or before April 1, 2011, and following such Change of Control, Executive’s continued employment as the Combined Company CEO (as defined below) is terminated for any reason or Executive is not hired as the Combined Company CEO, then the vesting of the Option shall be accelerated such that at least 50% of the shares subject to the Option shall be deemed immediately vested as of Executive’s last day of employment with the Company, with the exact acceleration percentage to be decided by the Board in its sole discretion. If there is a Change of Control (as defined below) effective after April 1, 2011, and following such Change of Control, Executive’s continued employment as the Combined Company CEO is terminated for any reason or Executive is not hired as the Combined Company CEO, then the vesting of the Option shall be accelerated such that

100% of the shares subject to the Option shall be deemed immediately vested as of Executive’s last day of employment. For purposes of this Agreement, Executive will only be deemed to be the Combined Company CEO if: a) he is the CEO of the entire combined company following any Change in Control, b) Executive’s salary and target bonus is at least as high as it was at the time of the Change in Control, and c) the position is located not more than 35 miles away from the location of Executive’s employment immediately prior to the Change in Control. For the avoidance of doubt, Executive’s continued employment as CEO of a subsidiary of a larger parent company shall not be serving as the Combined Company CEO. If a Change of Control occurs prior to any initial public offering of the Company’s common stock, then the Company agrees to use commercially reasonable efforts to obtain a shareholder vote to exempt any benefits payable to Executive in connection with the Change of Control from any taxes that may be imposed pursuant to Internal Revenue Code Section 280G.

3.3 Change of Control Defined. For purposes of this Agreement, a “Change in Control” shall be defined by the equity incentive plan under which the Option is awarded. That definition is attached hereto as Exhibit A.

4. Proprietary Information Obligations.

4.1 Proprietary Information Agreement. As a condition of employment, Executive agrees to abide by the form of Employee Noncompetition, Proprietary Information and Inventions Agreement Executive executed on March 5, 2010, attached hereto as Exhibit B.

4.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

5. Outside Activities During Employment.

5.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

5.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

6. At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

7. Post-Employment Consulting Agreement. Upon Executive’s separation from service (as defined under Treasury Regulation Section 1.409A-l(h)) with the Company, Executive agrees to serve as a consultant to the Company for up to one year following such separation date, with the term of the consulting relationship to be determined by the Company in its sole discretion. During the term of the consulting agreement, the Company shall pay Executive monthly consulting fees in an amount equal to Executive’s monthly base salary as of Executive’s termination from the Company, with such payments made on the 15th day of the month following the month in which the consulting services were rendered, and each such monthly payment will be deemed a separate payment for purposes of Internal Revenue Code Section 409A. In addition, during the term of the consulting agreement, any stock options or equity awards subject to vesting will continue to vest. During the term of the consulting agreement, Executive agrees not to engage in any employment or business activity that is competitive with the business of the Company.

8. General Provisions.

8.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

8.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

JIVE SOFTWARE

By:	/s/ William A. Lanfri
William A. Lanfri Member, Board of Directors

EXECUTIVE

/s/ Anthony Zingale
Anthony Zingale

EXHIBIT A

CHANGE OF CONTROL

Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

1.3(a) The approval by the shareholders of the Company of:

1.3(a)(l) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

1.3(a)(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

1.3(a)(3) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

1.3(b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

1.3(c) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

EXHIBIT B

NONCOMPETITION, PROPRIETARY INFORMATION AGREEMENT